Exhibit 99.1

April 23, 2010

Dear Cornerstone Realty Fund, LLC (CRF) Investor:

This letter is to inform you of CRF’s progress with regard to voting on a proposal to amend the operating agreement to permit CRF to incur debt financing.

As a reminder, the amendment allows CRF to incur a low level of debt in order to meet current cash needs, including unit holder distributions.  The managing member recommended a vote FOR the proposal to incur debt in order to meet operating costs of the properties and the Fund, and to maintain the same level of cash distributions to unit holders.

I am pleased to report that CRF has received the necessary votes to approve the amendment to the operating agreement.

At this point, we are in the negotiation process with several banks to obtain appropriate financing.  While it is difficult to tell how long this process will take given the extreme tightening that has taken place in the credit markets, we hope to have everything resolved within 60 to 90 days.  Nonetheless, unforeseen circumstances could dictate an even longer timeframe.

At that time, the managing member will evaluate the company’s cash resources and requirements and re-establish distributions and redemptions accordingly.

We appreciate your patience as we move forward.  If you have any questions, please contact us at (877) 805-3333.

Sincerely,

Sharon Kaiser
Chief Financial Officer
Cornerstone Ventures, Inc.

Cornerstone Ventures, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614
Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com
Securities Offered Through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC
Pacific Cornerstone Capital, Inc. is an affiliate of Cornerstone Ventures, Inc.

The unit repurchase program is subject to certain conditions and limitations. Repurchases are subject to the limitations of Section 17254 of the Beverly-Killea Limited Liability Company Act, which prohibits repurchases if the Fund would be unable to pay its debts as they become due in the usual course of business or if the Fund’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy any preferential rights of members upon dissolution. In addition, repurchases could be restricted if such repurchases would jeopardize the status of the Fund as a partnership for federal income tax purposes or cause the Fund to be treated as a publicly-traded partnership. To minimize the adverse affect on regular cash distributions to members and to avoid the possibility of adverse tax consequences, we plan to initially cap the number of units that can be redeemed in any calendar year at two percent (2%) of the total amount of units outstanding. The managing member may impose other conditions and limitations upon repurchases that the managing member determines in its sole discretion.

This material does not constitute an offer to sell or a solicitation of an offer to buy Cornerstone Realty Fund, LLC.  An offer can only be made by a private offering memorandum that contains more complete information on risks, management fees and other expenses. There is no guarantee that any real estate strategy will be successful. Past performance does not guarantee future results. Investors in a real estate investment fund will be subjected to risks associated with owning real estate including: economic and regulatory changes that impact the real estate market, lease terminations which reduce rental income, rising expenses, environmental claims, uninsured losses, potential loss of principal and the relative illiquidity of equity real estate investments. Investments are not bank guaranteed, not FDIC insured and may lose value. Securities offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone Healthcare Plus REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of shares of Cornerstone Healthcare Plus REIT, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.